Exhibit 99.1

Alpine Immune Sciences Provides Corporate Update and Full Year 2023 Financial Results
-- Clinical data on povetacicept in IgA nephropathy will be updated at the upcoming WCN meeting, including follow up at 80 mg and initial data at 240 mg SC once every four-weeks --
-- Povetacicept advancing towards a pivotal phase 3 trial in IgA nephropathy and a phase 2 trial in systemic lupus erythematosus --

SEATTLE, Washington - March 18, 2024 - Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for autoimmune and inflammatory diseases, today reported full year 2023 financial results and company highlights for the fourth quarter ended December 31, 2023.

“2023 was a transformational year for Alpine, with initial IgA nephropathy (IgAN) data presented at the American Society of Nephrology Kidney Week 2023 suggesting a best-in-class profile for povetacicept, our next-generation dual BAFF/APRIL inhibitor. With our encouraging data set in IgAN, convenient once monthly dosing regimen, and strong balance sheet, we are rapidly advancing development of povetacicept as a potentially meaningful new therapeutic option for patients living with IgAN, systemic lupus erythematosus (SLE), and multiple other autoantibody-related diseases,” said Mitchell H. Gold, MD, Executive Chairman and Chief Executive Officer of Alpine.

Dr. Gold continued, “Looking ahead, Alpine is well positioned for a year of meaningful catalysts, with multiple updates for povetacicept in IgAN and other indications, and the planned initiation of RAINIER, a pivotal phase 3 study of povetacicept in IgAN, and DENALI, a phase 2 study of povetacicept in SLE. In addition to updates on our clinical studies, we look forward to sharing translational data that further supports the best-in-class potential of povetacicept in multiple inflammatory diseases.”
Fourth Quarter 2023 Corporate Updates
Povetacicept (ALPN-303)
•First clinical data in IgAN demonstrate that povetacicept 80 mg administered once every four-weeks (Q4W) reduced proteinuria (as assessed by urine protein to creatinine ratio, UPCR) by greater than 50% and was associated with stable renal function (as assessed by estimated glomerular filtration rate, eGFR) at six months. In addition, povetacicept was well tolerated during subcutaneous administration, with no instances of IgG < 3 g/L, and no severe infections (2023 American Society of Nephrology Kidney Week).
•In a model of murine experimental autoimmune myasthenia gravis, povetacicept improved disease activity, with clinical scores superior to treatment with either the FcRn inhibitor efgartigimod or an anti-CD20 depleting antibody (2023 American Association of Neuromuscular & Electrodiagnostic Medicine Annual Meeting).
•New translational data from povetacicept in systemic lupus erythematosus demonstrate that povetacicept, as compared to single BAFF or APRIL pathway inhibitors, more potently downregulates genes associated with activation in B cells and significantly reduces multiple disease parameters in a mouse model of lupus, more effectively than WT TACI-Fc or conventional B cell depletion (2023 American College of Rheumatology Convergence).
•Throughout 2023, the Company presented multiple oral and poster presentations on povetacicept at scientific conferences.
Corporate Updates
•The Company plans to present additional data on povetacicept in IgA nephropathy, including follow up data from the 80 mg Q4W and initial data from the IgAN 240 mg Q4W dose cohorts, during a Late Breaking Abstract session at the World Congress of Nephrology 2024 on Monday, April 15th at 4:45 PM ET.
•The Company plans to present new preclinical data on povetacicept, demonstrating its greater distribution to disease-related end organs compared with WT TACI-Ig, at the 14th European Lupus Meeting. These findings correlate with povetacicept’s improved efficacy in multiple preclinical disease models.

•The Company intends to initiate RAINIER, a pivotal phase 3 study of povetacicept in IgA nephropathy and DENALI, a phase 2 study of povetacicept in systemic lupus erythematosus in the second half of 2024, pending regulatory agreement.
•The Company plans to share initial data from RUBY-4 in autoimmune cytopenias in the first half of 2024 at a relevant scientific congress.
•The Company amended its option and license agreement on acazicolcept with AbbVie, stopping enrollment in the phase 2 study in systemic lupus erythematosus (Synergy), and facilitating early assessment of data.
•The Company ended the year with $368.2 million in cash and investments as of December 31, 2023, which the Company anticipates should be sufficient to fund its planned operations into 2026.
2023 Financial Results
Cash Position and Runway: As of December 31, 2023, Alpine’s cash and investments totaled $368.2 million compared to $273.4 million as of December 31, 2022. The Company anticipates its current cash and investments are sufficient to fund planned operations into 2026.
Collaboration Revenue: For the year ended December 31, 2023, collaboration revenue was $58.9 million compared to $30.1 million for the same period in 2022. The increase in collaboration revenue relates primarily to a $24.9 million increase in AbbVie revenue, of which $20.4 million relates to a cumulative catch-up adjustment resulting from the completion of enrollment in Synergy per the amendment with AbbVie, and a $4.5 million increase in Amgen revenue, driven primarily by the expiration of Amgen’s option to select a third Research Program. These increases were partially offset by a $0.6 million decrease in Adaptimmune revenue as we completed our final deliverables under the agreement in June 2023.
Research and Development Expense: For the year ended December 31, 2023, research and development expense, inclusive of non-cash expenses, were $80.9 million compared to $70.2 million for the same period in 2022. The increase of $10.7 million was driven by an $8.2 million increase in povetacicept costs, primarily related to higher clinical trial costs, process development, and manufacturing, a $1.3 million increase in acazicolcept costs, due primarily to process development and manufacturing costs, and a $7.7 million increase in personnel costs.
General and Administrative Expenses: For the year ended December 31, 2023, general and administrative expenses, inclusive of non-cash expenses, were $22.2 million compared to $18.0 million for the same period in 2022. The increase of $4.3 million was primarily attributable to increases in personnel costs and professional services.
Net Loss: Net loss for the year ended December 31, 2023, was $32.2 million compared to $57.8 million for the same period in 2022.

Alpine Immune Sciences, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)	December 31, 2023	December 31, 2022
	(unaudited)
Cash and cash equivalents	$43,921	$13,376
Short-term investments	283,491	224,265
Total current assets	330,034	240,993
Long-term investments	40,556	35,481
Total assets	379,852	286,686
Total current liabilities	41,980	57,996
Total stockholders’ equity	327,941	179,420
Total liabilities and stockholders’ equity	379,852	286,686

Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Years Ended December 31,
	2023	2022
	(unaudited)
Collaboration revenue	$58,876	$30,064
Operating expenses:
Research and development	80,904	70,243
General and administrative	22,222	17,968
Total operating expenses	103,126	88,211
Loss from operations	(44,250)	(58,147)
Other income (expense):
Interest income	11,852	3,288
Interest expense	(98)	(476)
Other, net	415	(97)
Loss before taxes	(32,081)	(55,432)
Income tax (expense) benefit	(103)	(2,330)
Net loss	$(32,184)	$(57,762)
Comprehensive income (loss):
Unrealized gain (loss) on investments	1,493	(901)
Unrealized gain (loss) on foreign currency translation	25	53
Comprehensive loss	$(30,666)	$(58,610)
Weighted-average shares used to compute basic and diluted net loss per share	50,000,339	33,435,280
Basic and diluted net loss per share	$(0.64)	$(1.73)

About Povetacicept (ALPN-303)
Povetacicept (ALPN-303) is a dual antagonist of the BAFF (B cell activating factor) and APRIL (a proliferation inducing ligand) cytokines, which play key roles in pathogenesis of multiple autoimmune diseases via their roles in the activation, differentiation and/or survival of B cells, particularly antibody-secreting cells, as well as T cells and innate immune cells. Based upon an engineered TACI (transmembrane activator and CAML interactor) domain, povetacicept has exhibited greater potency in preclinical studies versus other inhibitors of BAFF and/or APRIL alone and B cell depletion. Povetacicept is in development for multiple autoimmune diseases, including IgA nephropathy and other autoimmune kidney diseases, systemic lupus erythematosus, and autoimmune cytopenias.
About RUBY-3
RUBY-3 (NCT05732402) is a multiple ascending dose, multi-cohort, open label, phase 1b/2a study of povetacicept in autoimmune glomerulonephritis, including IgA nephropathy, primary membranous nephropathy, lupus nephritis, and renal ANCA-associated vasculitis, where povetacicept is being administered subcutaneously for up to 104 weeks. Key endpoints include proteinuria, eGFR, renal response, and disease-related autoantibodies.
About RUBY-4
RUBY-4 (NCT05757570) is a multi-cohort, open label, phase 1b study of povetacicept in immune thrombocytopenia, autoimmune hemolytic anemia, and cold agglutinin disease, where povetacicept is being administered subcutaneously for up to 48 weeks. Key endpoints include respective blood cell counts, including durable responses, as well as disease-related autoantibodies.
About Alpine Immune Sciences
Alpine Immune Sciences is committed to leading a new wave of immune therapeutics. With world-class research and development capabilities, a highly productive scientific platform, and a proven management team, Alpine is seeking to create first- or best-in-class multifunctional immunotherapies via unique protein engineering technologies to improve patients’ lives. Alpine has entered into strategic collaborations with leading global biopharmaceutical companies and has a diverse pipeline of clinical and preclinical candidates in development. For more information, visit www.alpineimmunesciences.com. Follow @AlpineImmuneSci on X and LinkedIn.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies; the timing of and results from clinical trials and preclinical development activities; clinical and regulatory objectives and the timing thereof; expectations regarding the sufficiency of cash, including cash equivalents and restricted cash, and investments to fund our planned operations into 2026; our ability to achieve additional milestones in our collaborations and proprietary programs; the progress and potential of our development programs; future development plans and clinical and regulatory milestones and objectives, including the timing and achievement thereof; the efficacy of our clinical trial designs; anticipated enrollment in our clinical trials and the timing thereof; expectations regarding the anticipated reporting of data from our ongoing and planned clinical trials and potential publication of future clinical data; our ability to potentially advance povetacicept directly into a pivotal trial in the second half of 2024 as well as a phase 2 study in systemic lupus erythematosus, pending engagement with and approval of the Food and Drug Administration; and the potential efficacy, safety profile, addressable market, regulatory success and commercial or therapeutic potential of our product candidates. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and preclinical efforts may not yield additional product candidates; our discovery stage and preclinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; we may be unable to advance povetacicept directly into a pivotal trial or a phase 2 study in systemic lupus erythematosus in the second half of 2024; the impact of pandemics, or other related health crises on our business, research and clinical development plans and timelines and results of operations, including the impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. The RUBY and Alpine logos are registered trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Source: Alpine Immune Sciences, Inc.

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